EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cano Petroleum, Inc. (“Cano”) of our report dated September 8, 2006, relating to our audits of Cano’s consolidated financial statements as of June 30, 2006, and for the years ended June 30, 2006 and 2005, which appears in the Annual Report on Form 10-KSB of Cano for the year ended June 30, 2006.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cano of our report, dated July 7, 2006, relating to our audits of the historical summaries of revenues and direct operating expenses of properties acquired by Pantwist, LLC., a wholly-owned subsidiary of Cano, for the years ended December 31, 2005 and 2004, which appears in the Current Report on Form 8-K/A of Cano dated July 14, 2006.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP

Dallas, Texas

May 24, 2007